Filed Pursuant to Rule 433

Registration No: 333-134553

3YR NC 3MO Lehman Range Note

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s A1/ S&P A+/ Fitch AA-
Type:	Unsecured, unsubordinated
Issue Size:	$15,000,000
CUSIP:	52517P5W7
Trade Date	September 19, 2007
Issue Date:	October 18, 2007
Maturity Date:	October 18, 2010, subject to Issuer’s Call Option
Issue Price:	100.0%
Redemption Price:	100.0%
Interest Rate:	6.30% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%
Day Count Basis / Business Day Convention:	30/360, Following, unadjusted
Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment Dates:	Quarterly on the 18th of each January, April, July, and October, commencing January 18, 2008, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:	For any Interest Period, the number of calendar days (including non Business Days) during that

Interest Period in respect of which 6m USD LIBOR REF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%
Upper LIBOR Barrier:	6.00%
6m USD LIBORREF:

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBOR REF for any days within an Interest Period from and including the fifth Business Days prior to an Interest Payment Date will remain in effect until that Interest Payment Date.
Business Days:	New York
Issuer’s Call Option:

Lehman Brothers Holdings Inc. has the right to call the notes in whole or in part at the Redemption Price on every Interest Payment Date, commencing on or after January 18, 2008, with 5 Business Days notice.

Denominations:	$1,000 / $1,000
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Fees:				Proceeds to the
		Price to Public (1)(2)	Fees (3)	Issuer
	Per note	$1,000	$4.00	$996.00
	Total	$15,000,000	$60,000	$14,940,000

	(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

	(2)

Lehman Brothers Inc. will receive commissions equal to $4.00 per $1,000 principal amount, or 0.40%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

Risk Factors:

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Series I MTN prospectus supplement.

Historical Levels of 6-Month LIBOR

The following table, showing the historical level of 6m USD LIBORREF in effect on the Trade Date and for the hypothetical Interest Payment Dates listed below, the Interest Rate payable on any Interest Payment Date for the notes, however, will be determined based on 6m USD LIBORREF in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBORREF should not be taken as an indication of the future performance of 6m USD LIBORREF during the term of the notes. Fluctuations in the level of 6m USD LIBORREF make the notes’ effective Interest Rate difficult to predict and can result in an effective Interest Rate to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBORREF (%)
9/19/2007	5.110
7/18/2007	5.383
4/18/2007	5.361
1/18/2007	5.391
10/18/2006	5.407
7/18/2006	5.582
4/18/2006	5.220
1/18/2006	4.720
10/18/2005	4.360
7/18/2005	3.850
4/18/2005	3.328
1/18/2005	2.902
10/18/2004	2.201
7/19/2004	1.860
4/19/2004	1.270
1/20/2004	1.175
10/20/2003	1.250
7/18/2003	1.120
4/21/2003	1.320
1/21/2003	1.369
10/18/2002	1.824

7/18/2002	1.924
4/18/2002	2.160
1/18/2002	1.881
10/18/2001	2.352
7/18/2001	3.804
4/18/2001	4.740
1/18/2001	5.482
10/18/2000	6.700
7/18/2000	6.940
4/18/2000	6.512
1/18/2000	6.215
10/18/1999	6.104
7/19/1999	5.596
4/19/1999	5.060
1/18/1999	4.970
10/19/1998	4.942
7/20/1998	5.750
4/20/1998	5.719
1/19/1998	5.625
10/20/1997	5.906
7/18/1997	5.812
4/18/1997	6.000
1/20/1997	5.688
10/18/1996	5.625
7/18/1996	5.812
4/18/1996	5.562
1/18/1996	5.375
10/18/1995	5.875
7/18/1995	5.812
4/18/1995	6.375
1/18/1995	6.750
10/18/1994	5.812
7/18/1994	5.125
4/18/1994	4.562
1/18/1994	3.438
10/18/1993	3.375
7/19/1993	3.438
4/19/1993	3.312
1/18/1993	3.438
10/19/1992	3.562